     As filed with the Securities and Exchange Commission on April 17, 2002

                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           THE MED-DESIGN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                           23-2771475
(State or Other Jurisdiction of                             (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                               2810 Bunsen Avenue
                            Ventura, California 93003
                                 (805) 339-0375
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                JAMES M. DONEGAN
                             Chief Executive Officer
                           The Med-Design Corporation
                               2810 Bunsen Avenue
                                Ventura, CA 93003
                                 (805) 339-0375
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                              E. STONEY READ, ESQ.
                              Bongiovanni & Berger
                               121 S. Broad Street
                           Philadelphia, PA 19107-4550
                                 (215) 790-0060

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |__|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__| _____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|_____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |__|

                         CALCULATION OF REGISTRATION FEE

                                                               Proposed                    Proposed
   Title of Shares to be           Amount to be           Maximum Aggregate          Maximum Aggregate           Amount of
        Registered                  Registered             Price Per Unit (1)         Offering Price (1)       Registration Fee
   ---------------------           ------------           -------------------        ------------------        ----------------
Common Stock, par value
$.01 per share...........             1,366,260                   $13.73                  $18,758,750                $1,726

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the last sale price for the common stock as reported by Nasdaq on April 12, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, Dated April 17, 2002

PROSPECTUS

                                1,366,260 SHARES

                           THE MED-DESIGN CORPORATION

                                  COMMON STOCK

         The selling stockholders identified in this prospectus are offering for sale 1,366,260 shares of our common stock under this prospectus. We will receive no proceeds from the sale of these shares. Of the shares covered by this prospectus, 1,326,260 shares were acquired by the selling stockholders, other than Jesup & Lamont Securities Corporation, in a private placement on March 25, 2002. The shares of our common stock were issued to these selling stockholders at a purchase price of $11.31 per share. The remaining 40,000 shares covered by this prospectus are issuable upon exercise of a warrant to purchase 40,000 shares of our common stock at $14.1375 per share. We issued the warrant to Jesup & Lamont Securities Corporation as part of its compensation for services as placement agent in connection with the private placement transaction.

         The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus, but we anticipate that the shares will be sold from time to time in negotiated transactions and in transactions (which may include short sales and block transactions) on Nasdaq at the market price then prevailing, although sales may also be made by the other methods described in this prospectus under "Plan of Distribution." The selling stockholders and the broker-dealers through whom sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts paid to broker-dealers in connection with such sales and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         The common stock is listed on Nasdaq National Market under the symbol "MEDC." On April 12, 2002, the last reported sale price of the common stock on Nasdaq was $13.73 per share.

         See "Risk Factors" beginning on page 2 for a discussion of some issues to consider before purchasing our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 The date of this Prospectus is April __, 2002.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

THE COMPANY...................................................................1
RISK FACTORS..................................................................2
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...............................8
USE OF PROCEEDS...............................................................8
SELLING STOCKHOLDERS..........................................................9
PLAN OF DISTRIBUTION..........................................................9
LEGAL MATTERS................................................................11
EXPERTS......................................................................11
WHERE YOU CAN FIND MORE INFORMATION..........................................11

         You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                                   THE COMPANY

         We are principally engaged in the design, development, licensing and manufacture (through collaborative arrangements with manufacturers) of safety medical devices intended to reduce the incidence of accidental needlesticks. Each safety medical device we design and develop incorporates our proprietary needle retraction technology. Our technology enables health care professionals to retract a needle into the body of the medical device for safe disposal without any substantial change in operating technique. Our products generally can be categorized into the following four groups:

         o hypodermic syringes used to inject drugs and other fluids into the body;

         o fluid collection devices used to draw blood or other fluids from the body;

         o venous and arterial access devices used to provide access to patients' veins and arteries; and

         o specialty safety devices for other needle based applications.

         We design our products to be similar to standard non-safety medical devices in appearance, size, performance and operation. We believe that this similarity is important, because health care professionals are more likely to accept safety products that do not require a change in operating technique from products they have traditionally used.

         Becton, Dickinson and Company (BD), a major medical technology company, is the principal licensee of our patented products. Our licensing agreements with BD grant BD the exclusive worldwide rights to manufacture and market our patented products in three fields of use, injection syringe, IV catheters and blood collection. In addition to up-front cash payments, the agreements with BD provide for continuing royalty payments based upon BD's net sales of the licensed products.

         In June 2001, we entered into a co-promotion agreement with Abbott Laboratories to co-market our pre-filled injector products to the pharmaceutical industry in conjunction with Abbott's pharmaceutical fill/finish technology.

         Through agreements in September 2000 and September 2001, we have granted to MedAmicus the right to exclusively manufacture and distribute our center-line retractable safety needle (Safety Seldinger Introducer Needle) for the arterial access market and for certain venous applications.

         In connection with our efforts to enter into collaborative arrangements for the marketing and distribution of certain of our products, we determined that we would enhance our efforts with potential collaborators that do not possess manufacturing capabilities if we could offer to have the products manufactured. We entered into two OEM Manufacturing Agreements with Owens-Illinois Closure, Inc. for the manufacture of our Safety Pre-filled Cartridge Injector and Safety Dental Pre-filled Cartridge Injector. Under the terms of the agreements, we will purchase the automated equipment and molds necessary for Owens-Illinois to manufacture the products. In connection with the Safety Dental Pre-filled Cartridge Injector, we recently entered into a binding term sheet with Sultan Chemists that will, upon execution of a definitive agreement, give Sultan the right to exclusively purchase, market and sell the product for ten years. We are actively seeking a collaborative distribution arrangement for the Safety Pre-filled Cartridge Injector.

         We continue to seek collaborative arrangements for the remaining products in our portfolio.

         Our principal executive offices are located at 2810 Bunsen Avenue, Ventura, California 93003, and our telephone number is (805) 339-0375.

                                  RISK FACTORS

We have a history of net losses and anticipate we will incur continued losses for the foreseeable future.

         We have incurred significant losses since inception. As of December 31, 2001, our accumulated deficit was $29,152,181. Among other things, our ability to achieve profitability is dependent upon:

         o the successful marketing of our products by licensees;

         o our ability to license additional products that are not currently subject to licenses or have these products distributed through joint venture or similar arrangements; and

         o our ability to develop additional products based on our core technologies.

         We have licensed to BD several of our products. We anticipate that several licensed products will be launched in 2002. We are unable to predict whether BD's marketing efforts will be successful and whether the licenses will generate meaningful revenues for us. If our licensees are not successful in marketing our products, and if we are not successful in licensing additional products, we may never generate meaningful revenues, in which case our long-term viability would be threatened.

We are dependent upon our licensing agreements with BD, and if BD is not successful in selling, or determines not to pursue the sale of, products licensed from us, our business will be harmed.

         To date, substantially all of our revenues have been derived from "up front" license payments made by BD. We anticipate that royalty payments from BD related to sales of our products will constitute all or a substantial portion of our revenues for the next twelve months. Under the license agreement with BD dated December 11, 1998, BD has the right to terminate the agreement upon 60 days' notice and would be subject to no further funding obligations to us with respect to the products licensed under the agreement if it decides to terminate. The ability of BD to sell products it has licensed from us will depend on competitive factors and the resources BD commits to the sale of products they have licensed from us. The extent to which BD commits its resources to the sale of products licensed from us is entirely within BD's control. BD is not obligated to pursue the development and commercialization of these products. Therefore, our licensing arrangements with BD may not result in the successful commercialization of our products and may not generate any future royalty payments. If BD terminates the licensing agreements, is unsuccessful in developing or selling the licensed products or otherwise determines not to pursue the development and sale of the licensed products, our business will be harmed.

If we are unable to raise additional funds as required, we may have to reduce the scope of, or cease, our operations.

         We believe that we have sufficient funds to support our planned operations and capital expenditures for at least the next twelve months. The availability of resources over a longer term will be dependent on our ability to enter into licensing agreements and to receive royalty payments from our current and future licensees and our ability to enter into, and profitably operate under joint venture or similar arrangements. If we are unsuccessful in negotiating additional agreements, or if licensing revenues are insufficient to support operations, we may seek to raise funds through public or private equity offerings or debt financings.

         If we raise additional capital by issuing equity securities, our stockholders' percentage ownership will be reduced, and our stockholders may experience substantial dilution. Any equity securities issued may provide rights, privileges or preferences superior to our common stock. If we raise additional funds by issuing debt securities, we may be subject to significant restrictions on our operations. If we raise additional funds through joint ventures or other collaborations and license arrangements, we may be required to relinquish rights to our technologies or products or grant licenses on terms that are not favorable to us.

         At December 31, 2001, we had a revolving line of credit totaling $3,000,000. This facility can be used to fund working capital needs and finance capital equipment purchases. However, advances for capital equipment financing may not exceed $600,000, and borrowings are collateralized by substantially all of the company's assets. The facility expires on May 31, 2002, and there is no assurance that we will be successful in negotiating a continuation of the availability of the line of credit or the terms which will be made available to us. There were no amounts outstanding under the credit facility at December 31, 2001.

         If adequate funds are not available on acceptable terms, we may have to reduce the scope of, or cease, our operations.

Our products must receive regulatory approval in the United States and foreign jurisdictions; we rely on our licensees to obtain such approvals, and if they are not successful in obtaining or maintaining approvals, the sale of our products and our ability to realize royalty revenues would be impaired.

         Our products are medical devices subject to regulation by the United States Food and Drug Administration (FDA). The FDA regulates, among other things, product manufacture, labeling, distribution, and promotion of medical devices in the United States. Our medical devices must be cleared or approved by the FDA before they can be sold in the United States.

         Our licensees pursue regulatory approvals. As a result, our ability to receive royalties from licensed products may be impaired or delayed if the licensees do not devote sufficient resources to the regulatory approval effort. Moreover, obtaining FDA approval or clearance to market a product can be a lengthy and costly process, which in some cases involves extensive clinical studies. Our licensees may not be able to obtain the necessary FDA authorizations to allow marketing of our products in a timely fashion, or at all.

         Even if our licensees obtain the necessary approvals or clearances, later problems with the product could cause the FDA to suspend or revoke the approvals or clearances. Also, if the FDA authorizes marketing of licensed products, our licensees will be subject to continuing requirements governing, among other things, the claims that can be made with respect to the products and manufacturing processes. We could confront similar difficulties and obstacles if, in connection with joint venture or similar arrangements, we directly pursued regulatory approvals or clearances. Failing to comply with the FDA's requirements can result in issuance of FDA Warning Letters, Agency refusal to approve or clear products, revocation or withdrawal of approvals previously granted, product seizures, injunctions, recalls, operating restrictions, limitations on continued marketing and civil and criminal penalties.

         Although we have a manufacturing facility at our headquarters, we have used this facility only for prototype manufacturing and to determine the feasibility of high volume manufacture of a product. The devices manufactured at our facility are not used on humans. Therefore, compliance with regulatory manufacturing requirements is not required with respect to the operation of the manufacturing facility. However, we do, and plan to continue in the future, to seek to, manufacture and market some of our products, either ourselves, or through joint ventures or other contractual arrangements under which third parties manufacture and, in some instances, sell our products. These contractual arrangements may require us to seek separate clearance or approval by the FDA of these products and to comply with ongoing FDA requirements for submission of safety and other post-market information. These arrangements also may involve our assumption of commercial manufacturing responsibility with respect to some of our products. If we engage in commercial manufacturing, we will be required to adhere to requirements pertaining to the FDA's current Quality System Regulation, commonly known as the QSR. The current QSR requirements govern the methods, facilities and controls used for the manufacture, testing, design, packaging, labeling and storage of medical devices. We may not be able to comply with current QSR regulations or other FDA regulatory requirements, resulting in delay or inability to manufacture the products. To the extent that we utilize contract manufacturers, those manufacturers will be subject to the QSR and other requirements described above.

         To market a product in the European Union (EU) a manufacturer must be entitled to affix a CE marking to the device, which is a European symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. A CE marking allows a device to be marketed in all members states of the EU and accordingly, failure to be entitled to affix a CE marking will prohibit the marketing of a device anywhere in the EU.

         The responsibilities for compliance with the CE requirements lie with the manufacturer of the device which is defined in the Medical Devices Directive
(MDD) as the party putting the device on the EU market under its name. Accordingly, we rely upon our licensees and contract manufacturers to satisfy the necessary compliance criteria and if they do not devote sufficient resources to this process, our ability to receive royalties or other revenues from the sale of the products will be diminished. Furthermore, the licensees and contract manufacturers may not be able to satisfy the necessary requirements to allow marketing of our products in a timely fashion or at all.

         In the case of devices incorporating a medicinal product as a single integrated product, such as the safety pre-filled glass syringe, the EU regulatory requirements are those relating to medicines as opposed to devices, in which case our licensees must make an application for a marketing authorization under Directive 65/65 EEC. However, the safety and performance of the device features of the integral product are assessed in accordance with the essential requirements of Annex I of the MDD. The application must be made to one EU country, and if approved, is then mutually recognized in all other remaining EU countries. The process can be very time consuming, and we cannot assure that authorization would be granted at all.

         Our failure or the failure of our licensees or contract manufacturers to comply with the FDA and other applicable regulations could cause our business to be harmed significantly.

We are dependent on our licensees and contract manufacturers for the manufacture of our products.

         We previously have relied on our licensees to arrange for the commercial manufacture of our products. Our licensees generally manufacture our products at their own facilities. In addition, in 2001 we signed an agreement with a contract manufacturer to produce two of our products if we enter into a distribution arrangement for the products. Contracting with third parties or relying on licensees to manufacture our products presents the following risks:

         o delays in the manufacture of our products could have a material adverse effect on the marketing of our products;

         o the manufacturers may not comply with requirements imposed by the Food and Drug Administration or other governmental agencies, which are described in the preceding risk factor;

         o we may have to share intellectual property rights to improvements in the manufacturing processes or new manufacturing processes for our products;

         o in those instances where we seek third party manufacturers, we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them; and

         o we may not be able to find substitute manufacturers, if necessary.

         Any of these factors could delay commercialization of our products and adversely affect the sale of the products and our license or joint venture revenues.

If we are unable to protect our proprietary technology, or to avoid infringing the rights of others, our ability to compete effectively will be impaired.

         Our intellectual property consists of patents, licenses, trade secrets and trademarks. Our success depends in part on our ability to:

         o obtain and maintain patents and other intellectual property;

         o establish and maintain trademarks;

         o operate without infringing the proprietary rights of others; and

         o otherwise maintain adequate protection of our technologies and products in the United States and other countries.

         We have a number of patents and pending United States patent applications relating to our products. Patent applications filed by us or on our behalf may not result in patents being issued to us. Even if a patent is issued, the patent may not afford protection against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate our technology.

         Our commercial success depends in part on our avoiding the infringement of patents and proprietary rights of other parties and developing and maintaining a proprietary position with regard to our own technologies and products. We cannot predict with certainty whether we will be able to enforce our patents. We may lose part or all of our patents as a result of challenges by competitors. Patents that may be issued, or publications or other actions could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies that we have developed or claim that we are infringing their patents.

         We may become involved in litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States. If any of our competitors have filed patent applications or obtained patents that claim inventions that we also claim, we may have to participate in an interference proceeding to determine who has the right to a patent for these inventions in the United States. If a litigation or interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend against infringement claims of others. Litigation or interference proceedings could divert our management's time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

         An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license intellectual property from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference proceeding may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms.

         In addition, we rely on trade secrets to protect technology. We attempt to protect our proprietary technology by requiring certain of our employees and key consultants to execute non-disclosure and non-competition agreements. However, these agreements could be breached, and our remedies for breach may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. If we lose any of our trade secrets, our business and ability to compete could be harmed.

Because we are dependent on a single core technology, we are particularly vulnerable to the development of competing products and technological change.

         All of the products we have designed and developed to date, and products we currently intend to design and develop, are based upon our proprietary retraction technology. Our focus on a single core technology makes us vulnerable to the development of superior competing products and changes in technology that could eliminate any demand for our products. Our business would suffer if a superior competing product were developed, or if there were a reduced demand for products such as ours. Moreover, we may not be able to successfully develop additional products or applications of our technology.

Our products may not achieve market acceptance.

         The use of safety needles is relatively new. Although the market for syringes, fluid collection devices and infusion therapy devices is large, actual sales of our products may not be significant. Sales of our products will depend mostly upon our licensees' ability to demonstrate the operational and safety advantages of our products compared to standard syringes, fluid collection devices and infusion therapy devices and safety medical devices developed by our competitors. Our licensees and others who have contracted to sell our products may be unable to sell our products due to the higher cost of safety medical devices relative to standard medical devices. There may never be a significant demand for our products.

We are dependent on the sales and marketing efforts of our licensees and business collaborators to sell our licensed products, and our business will suffer if our licensees or business collaborators do not successfully market our products.

         We currently have limited sales and marketing capabilities, and we do not intend to build a sales and marketing infrastructure for commercial sales of our products. Accordingly, we are dependent on our licensees and other business collaborators to sell our products and generate royalties for us. If our licensees and business collaborators do not devote sufficient effort to the sale and marketing of our products, or are otherwise unsuccessful in marketing our products, our business will suffer.

We are dependent on key personnel, and if we are unable to retain these personnel, our business could be harmed.

         Our success depends upon the skills, experience and efforts of our executive officers and certain marketing and technical personnel. We are particularly dependent upon the services of James M. Donegan, our Chief Executive Officer. If Mr. Donegan, or any of our other key personnel, do not continue in their present capacities, our operations could be materially adversely affected.

We are subject to product liability claims.

         The manufacture and sale of our medical devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. We may not be able to avoid product liability claims. Although we currently maintain product liability insurance coverage ($5,000,000 per occurrence and in the aggregate), such coverage may not be sufficient to protect us or may not remain available at a reasonable cost. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we could be severely harmed if a person brings a successful product liability claim against us.

Our markets are highly competitive.

         The safety medical device market is highly competitive. Our products will compete in the United States and abroad with the safety products and standard products manufactured and distributed by companies such as:

         o Kendall Healthcare Products Company,
         o B. Braun,
         o Terumo Medical Corporation of Japan,
         o Med-Hut, Inc.,
         o Bio-Plexus, Inc., and
         o Johnson & Johnson.

         Developers of safety medical devices against which we compete include:

         o Bio-Plexus, Inc.,
         o New Medical Technologies,
         o Retractable Technologies, Inc., and
         o Univec, Inc.

         Many of our competitors are substantially larger and better financed than we are and have more experience in developing medical devices than we do. These competitors may use their substantial resources to improve their current products or to develop additional products that may compete more effectively with our products. In addition, new competitors may develop products that compete with our products, or new technologies may arise that could significantly affect the demand for our products. We cannot predict the development of future competitive products or companies. We will be materially adversely affected if we are unable to compete successfully.

If we engage in any acquisition or business combination, we will incur a variety of risks that could adversely affect our business operations.

         From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:

         o issue equity securities that would dilute our stockholders' percentage ownership;

         o incur substantial debt, which may place constraints on our operations;

         o spend substantial operational, financial and management resources in integrating new businesses, technologies and products;

         o assume substantial actual or contingent liabilities; or

         o merge, or otherwise enter into a business combination with, another company, in which our stockholders would receive cash or shares of the other company, or a combination of both, on terms that our stockholders might not deem desirable.

         Moreover, any strategic business initiative may not provide anticipated benefits and could, if unsuccessful, hurt our long-term business prospects.

Because our officers and directors own a significant number of shares of our common stock, they may control all major corporate decisions, and our other stockholders may not be able to influence these decisions.

         As of March 2, 2002, our directors and officers beneficially owned or controlled approximately 18% of the outstanding common stock. Accordingly, such executive officers and directors, as a group, have the ability to exert significant influence over the election of our Board of Directors and corporate actions requiring stockholder approval, including mergers, consolidations and the sale of all or substantially all of the our assets. The interests of these stockholders could conflict with the interests of our other stockholders.

Our stock price is volatile.

         Historically, our stock price, like the market price of the securities of other medical device companies, has fluctuated widely, and it may be subject to similar future fluctuations in response to:

         o announcements regarding technological innovations by us or our competitors;

         o the licensing of products or the formation of joint ventures or similar arrangements by us or our competitors;

         o government regulatory action regarding our products;

         o the development of new products by us or our competitors;

         o general conditions in the medical device industry;

         o quarter-to-quarter variations in operating results; and

         o our failure to meet analysts' expectations.

         Investors may lose money upon the resale of our shares.

Our common stock is subject to dilution.

         As of December 31, 2001, there were 10,963,386 shares of our common stock issued and outstanding. In addition, an aggregate of 2,096,413 additional shares of our common stock are issuable pursuant to stock options granted under our Non-Qualified Stock Option Plan, agreements to issue common stock to our officers and warrant agreements. Our common stock will be subject to dilution should we offer our equity securities in the future.

We are unlikely to pay dividends on our common stock.

         No cash dividends have been paid on our common stock. We anticipate that future earnings, if any, will be used to finance operations and expand our business. Accordingly, we do not anticipate that we will pay cash dividends in the future.

Provisions of our Certificate of Incorporation and the Delaware General Corporation Law provide barriers to takeover offers that could be beneficial to our stockholders.

         Various provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a third party from acquiring shares of our stock.

         We have an authorized class of 5,000,000 shares of preferred stock, none of which are issued and outstanding. The Board of Directors has the authority, without shareholder approval, to issue preferred stock in one or more series and to fix the relative rights and preferences of the preferred stock, including their redemption, dividend and conversion rights. In addition, our certificate of incorporation provides for a classified board of directors, with each board member serving a staggered three-year term. The issuance of preferred stock and the existence of a classified board of directors could have the effect of delaying, deterring or preventing a change in control.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that address, among other things, acceptance of safety products by health care professionals; our expectations regarding contract manufacturing of certain specialty devices; our pursuit of additional collaborative arrangements; plans to rely on our joint venture partners or other collaborators to pursue regulatory approvals; expectations regarding the ability of our products to compete with the products of our competitors; acceptance of our products by the marketplace as cost effective; the generation of royalty revenues from our licensees; factors affecting the ability of Becton Dickinson to sell products licensed from us; sufficiency of available resources to fund operations; factors affecting the availability of capital; plans regarding the raising of capital; the size of the market for our products; our plans regarding sales and marketing; our strategic business initiatives; our intentions regarding dividends and the launch dates of our licensed products. We generally identify forward looking statements in this Prospectus using words like "believe," "anticipate," "will," "expect," "may," "could," "intend" or similar statements. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including lack of demand or low demand for our products or for safety products generally; a determination of Becton Dickinson to focus its marketing efforts on products other than those licensed from us; delays in introduction of products licensed by us due to manufacturing difficulties or other factors; our inability to license or enter into joint venture or similar collaborative arrangements regarding our other products; unanticipated expenses relating to our manufacturing effort and other factors discussed in the Risk Factors section of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the common stock as of April 11, 2002 by each of the selling stockholders. Some of this information is based on information provided by or on behalf of the selling stockholders and, with regard to the beneficial holdings of the selling stockholders, is accurate only to the extent beneficial holdings information was disclosed to us by or on behalf of the selling stockholders. The selling stockholders and any of their transferees, pledgees, donees or successors-in-interest, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to the shares of common stock.

         The amounts shown under "Shares Beneficially Owned After Offering" assume that the selling stockholders will sell all shares owned by them. However, because each of the selling stockholders may offer all, some or none of its respective shares, we cannot provide a definitive estimate as to the amount and percentage of common stock that each of the selling stockholders will hold upon the termination of any sales.


                                                                   Pre-Offering                      Post-Offering
                                                      -------------------------------------    -------------------------
                                                         Shares                                  Shares
                                                      Beneficial      Percentage    Shares     Beneficially   Percentage
                Selling Stockholder                    Owned (1)       of Class     Offered       Owned        of Class
                -------------------                   ----------      ----------    -------    ------------   ----------

Safeco Growth Opportunities Fund.................      780,000           6.3%       780,000         0              *
Safeco Growth Opportunities Portfolio............      420,000           3.4%       420,000         0              *
Deutsche Bank AG.................................       77,640             *         77,640         0              *
Valor Capital Management LP......................       44,200             *         44,200         0              *
Jesup & Lamont Securities Corporation............       40,000(2)          *         40,000         0              *
Nano-Cap New Millennium Growth Fund LLC..........        4,420             *          4,420         0              *

----------
*   Less than one percent

(1) Applicable percentage of ownership is based on 12,389,386 shares of common stock outstanding on April 11, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting and investment power with respect to securities. Shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days of April 11, 2002 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes shares of our common stock issuable pursuant to presently exercisable warrants. We issued Jesup & Lamont a warrant to purchase 40,000 shares of our common stock at a purchase price of $14.1375 per share as part of its compensation for services as placement agent in connection with our private placement which closed on March 25, 2002. Under the private placement, the other selling stockholders purchased the shares listed opposite their names in the table above.


                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, "selling stockholders" includes transferees, donees, pledgees or other successors-in-interest selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Each of the selling stockholders will act independently of Med-Design in making decisions with respect to the timing, manner and size of any sale. Each of the selling stockholders may sell the shares on The Nasdaq Stock Market, or otherwise, at market prices then prevailing, at prices related to the then current market price or at negotiated prices. The shares may be sold by one or more of the following means of distribution:

         (a) a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

         (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         (d)      in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, each of the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of Med-Design common stock in the course of hedging the positions they assume with such selling stockholder. Each of the selling stockholders may also sell Med-Design common stock short or redeliver the shares to close out such short positions. Each of the selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered hereby, which the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented and amended, if required, to reflect such transaction). Each of the selling stockholders also may pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended, if required, to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold by a selling stockholder under Rule 144 rather than through this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed broker or dealers.

         The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

         o the name of the selling stockholders and of participating brokers and dealer(s);

         o the number of shares involved;

         o the price at which the shares were sold;

         o the commissions paid or the discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o other facts material to the transaction.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares. We have agreed to indemnify the named selling stockholders against some liabilities, including liabilities arising under the Securities Act. In addition, the selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving the sales of shares against some liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The legality of the common stock offered by this prospectus has been passed upon for us by Bongiovanni & Berger, Philadelphia, Pennsylvania. Joseph
N. Bongiovanni, III, senior partner of Bongiovanni & Berger, is a Director, Vice President and Secretary of Med-Design. Mr. Bongiovanni holds 2,000 shares of our common stock and options and warrants to purchase 120,000 and 75,000 shares of our common stock, respectively.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 with respect to the shares offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and the shares, please refer to the registration statement. Whenever a reference is made in this prospectus to any contract or other document, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. (This URL is intended to be an inactive textual reference only.) You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

         We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") until this offering is completed:

         (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

         (b) Our Current Report on Form 8-K filed with the SEC on March 11,
             2002.

         (c) Our Current Report on Form 8-K filed with the SEC on March 26,
             2002.

         (d) Our Current Report on Form 8-K filed with the SEC on April 8, 2002.

         (e) The description of our common stock, set forth in our registration statement on Form 8-A filed on April 7, 1995.

         You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

         Any statement contained in a document incorporated by reference in this Prospectus, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference.

         You may request a copy of these filings, at no cost, by contacting:
Lawrence D. Ellis, Chief Financial Officer, The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, CA 93003 (telephone number - (805) 339-0375).

                                     PART II
                     INFORMATION REQUIRED IN THE PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the expenses incurred in connection with the offering described in this Registration Statement. All of such amounts (except the SEC registration fee) are estimated.


SEC Registration Fee...........................................          $ 1,726
Legal Fees and Expenses........................................           50,000
Accounting Fees and Expenses...................................           17,500
Miscellaneous..................................................                0
                                                                         -------
Total..........................................................          $69,226


         Item 15. Indemnification of Directors and Officers

         Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of our Certificate of Incorporation provides that the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

         Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred, in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article VII of our Bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was our director, officer and, if designated by our Board of Directors as an authorized representative, our employee or agent, against certain liabilities, costs and expenses. Article VII further permits us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL.

         We have purchased directors and officers liability insurance.

         Item 16. Exhibits

         The following exhibits are filed as part of this Registration
Statement:


Exhibit
Number                            Description
-------                           -----------

5 Opinion of Bongiovanni & Berger regarding legality of securities being registered
23.1      Consent of Bongiovanni & Berger (included in its opinion filed as Exhibit 5 hereto)
23.2      Consent of PricewaterhouseCoopers LLP
24        Powers of Attorney (included as part of the signature page hereof)

         Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ventura, State of California, on April 15, 2002.

                                THE MED-DESIGN CORPORATION

                                By: /s/ JAMES M. DONEGAN
                                -----------------------------------
                                         James M. Donegan
                                         President, Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints James M. Donegan, Joseph N. Bongiovanni, III and Lawrence D. Ellis, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/JAMES M. DONEGAN                         Chairman of the Board, President and             April 15, 2002
----------------------------------------    Chief Executive Officer
James M. Donegan                            (Principal Executive Officer)


/s/ LAWRENCE D. ELLIS                       Chief Financial Officer                          April 15, 2002
----------------------------------------    (Principal Financial and Accounting Officer)
Lawrence D. Ellis

/s/ JOSEPH N. BONGIOVANNI, III              Director                                         April 15, 2002
----------------------------------------
Joseph N. Bongiovanni, III

/s/ MICHAEL SIMPSON                         Director                                         April 15, 2002
----------------------------------------
Michael Simpson

/s/ GILBERT M. WHITE                        Director                                         April 15, 2002
----------------------------------------
Gilbert M. White

/s/ VINCENT PAPA                            Director                                         April 15, 2002
----------------------------------------
Vincent Papa

/s/ PASQUALE VALLONE                        Director                                         April 15, 2002
----------------------------------------
Pasquale Vallone

/s/ RALPH BALZANO                           Director                                         April 15, 2002
----------------------------------------
Ralph Balzano

/s/ JOHN BRANTON                            Director                                         April 15, 2002
----------------------------------------
John Branton

/s/ JAMES E. SCHLEIF                        Director                                         April 15, 2002
----------------------------------------
James E. Schleif

/s/ RICHARD BERGMAN                         Director                                         April 15, 2002
----------------------------------------
Richard Bergman

                                  EXHIBIT INDEX


Exhibit
Number                             Description
-------                            -----------

5             --  Opinion of Bongiovanni & Berger regarding legality of
                  securities being registered
23.1          --  Consent of Bongiovanni & Berger (included in its opinion filed as Exhibit 5 hereto)
23.2          --  Consent of PricewaterhouseCoopers LLP
24            --  Powers of Attorney (included as part of the signature page hereof)